Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (this “Separation Agreement”) between TRIMAS CORPORATION (the “Company”) and David M. Wathen (“you” and similar words) sets forth certain terms of your separation from the Company, including certain waivers and releases by you required under the Company’s Executive Severance/Change of Control Policy, effective as of August 13, 2013 (the “Severance Policy”), in order to receive certain separation payments and benefits, as set forth in detail below.
By signing this Separation Agreement, you and the Company agree as follows:
1.Status of Employment

You agree that you will terminate from your positions as President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company effective July 25, 2016 (the “Separation Date”) and such termination shall be treated as set forth in Paragraph 2 of this Separation Agreement. You also agree that, as of the Separation Date, you will terminate from all other positions you hold as an officer, employee or director of the Company’s subsidiaries and affiliates, and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your termination from all positions with the Company and its subsidiaries and affiliates.
2.Severance Benefits

In consideration for you signing this Separation Agreement no earlier than the Separation Date and no later than 52 days following the Separation Date, and letting this Separation Agreement become effective as set forth in Paragraph 8 below, for purposes of the Severance Policy and this Agreement, your separation from the Company will be deemed a termination of employment without Cause (as defined in the Severance Policy), and you will receive the payments and benefits as specified on Exhibit A attached hereto, all subject to applicable tax withholding (the “Severance Benefits”). The Severance Benefits will be in full satisfaction of any amounts due under the Severance Policy and other compensation arrangements of the Company.
3.Restrictive Covenants

By signing this Separation Agreement, you reaffirm that you will continue to abide by the covenants set forth in Section 7 of the Severance Policy, which expressly survive the termination of your employment without Cause.
4.Limitations

Nothing in this Separation Agreement or the Severance Policy shall be binding upon the parties to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Separation Agreement or the Severance Policy could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.
5.Waiver and Release

In exchange for the Severance Benefits the Company will provide you under this Separation Agreement, you release and forever discharge the Company, any and all past, present or future parents,

subsidiaries and affiliates (the “TriMas Companies”), and any and all past, present, or future related persons or entities, including but not limited to the Company’s and the TriMas Companies’ officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns, specifically including without limitation TriMas Corporation (the “Released Parties”), from any and all actions, claims, demands and damages, whether actual or potential, known or unknown, and specifically but not exclusively, which you may have or claim to have against the Released Parties as of the date you sign this Separation Agreement including, without limitation, any and all claims related or in any manner incidental to your employment with the Company or termination of that employment relationship (“claims”) which you or your heirs, successors, executors, or other representatives may have. All such claims are forever barred by this Separation Agreement regardless of the forum in which such claims might be brought, including, but not limited to, claims (a) under any federal, state or local law governing the employment relationship or its termination (including, but not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act; the Worker Adjustment and Retraining Notification Act; any state, local, and other federal employment laws; and any amendments to any of the foregoing) and/or (b) under the common law for breach of contract, wrongful discharge, personal injuries and/or torts. You understand that this is a general waiver and release of all claims, known or unknown, that you may have against the Released Parties based on any act, omission, matter, cause or thing that occurred through the date of your execution of this Separation Agreement.
The above release does not waive claims (i) for vested rights under employee benefit plans as applicable on the date you sign this Separation Agreement, (ii) that may arise after you sign this Separation Agreement, (iii) which cannot be released by private agreement or (iv) to enforce the terms of this Separation Agreement, including the payment of the compensation and benefits specified in Exhibit A.
6.Other Acknowledgements

You understand that following the Effective Date (as defined in Paragraph 8 of this Separation Agreement) this release will be final and binding. You further understand that nothing in this release generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this release you are waiving your right to individual relief based on claims asserted in such a charge or complaint. By executing this Separation Agreement you represent that, as of the date you sign this Separation Agreement, no claims, lawsuits, or charges have been filed by you or on your behalf against the Released Parties. The Company agrees that this Separation Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s Certificate of Incorporation, By-Laws, or other corporate governing law or instruments. You and the Company also acknowledge and agree that, with respect to the performance stock unit awards (“PSUs”) previously granted by the Company to you under the TriMas Corporation 2011 Omnibus Incentive Compensation Plan (the “2011 Equity Plan”), because of the award grant limitations contained in the 2011 Equity Plan, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has determined that such PSUs were, automatically by operation of the terms of the 2011 Equity Plan, limited at the time of grant so that the maximum award opportunity levels for the PSUs would not cause such award grant limitations to be exceeded, and that the Committee has taken action to reflect the effective terms of such PSUs.
7.Material Breach

You agree that in the event of any breach of any provision of Section 7 of the Severance Policy, the Company will be entitled to equitable and/or injunctive relief and, because the damages for such a breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company or TriMas Companies will also be entitled to specific performance by you. No amount owing to you under this Separation Agreement shall be subject to set-off or reduction by reason of any claims which the Company has or may have against you. You will be entitled to recover actual damages if the Company breaches this Separation Agreement, including any unexcused late or non-payment of any amounts owed under this Separation Agreement, or any unexcused failure to provide any other benefits specified in this Separation Agreement. Failure by either party to enforce any term of condition of this Separation Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.
8.Review of Separation Agreement

This Separation Agreement is important. You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Separation Agreement, sign in the space below where your agreement is indicated. The payments and benefits specified in this Separation Agreement are contingent on your signing this Separation Agreement no earlier than the Separation Date and no later than 52 calendar days following the Separation Date, and not revoking this Separation Agreement. You will have 52 calendar days following your Separation Date to consider this Separation Agreement. If you choose to sign the Separation Agreement before the end of that 52-day period, you certify that you did so voluntarily for your own benefit and waived the right to consider this Separation Agreement for the entire 52-day period. After you have signed this Separation Agreement, you may revoke your consent to it by delivering written notice signed by you to Joshua A. Sherbin, Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary, TriMas Corporation, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, on or before the seventh calendar day after you sign it. If you do not revoke this Separation Agreement within seven calendar days after you sign it, it will be final, binding, and irrevocable on the eighth day following your execution of this Separation Agreement (the “Effective Date”).
9.Return of Property

You affirm that you have, or will within a reasonable time after the date of this Separation Agreement, returned to the Company all Company Property, as described more fully below. “Company Property” includes company-owned motor vehicles, equipment, supplies and documents. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. You further agree that you will not retain any copies or duplicates of any such Company Property.
10.Future Cooperation

You agree that you shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. You further agree to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation shall include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to pay/reimburse you for any approved travel expenses reasonably incurred as a result of your cooperation with the

Company, with any such payments/reimbursements to be made in accordance with the Company's expense reimbursement policy as in effect from time to time.
11.Non-Disparagement

You agree that you will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Released Parties, the Company or TriMas Companies, their business, their actions or their officers or directors, to any person or entity, regardless of the truth or falsity of such statement. This Paragraph does not apply to truthful testimony compelled by applicable law or legal process.
12.Tax Matters

By signing this Separation Agreement, you acknowledge that you will be solely responsible for any taxes which may be imposed on you as a result of the Severance Benefits, all amounts payable to you under this Separation Agreement will be subject to applicable tax withholding by the Company, and the Company has not made any representations or guarantees regarding the tax result for you with respect to any income recognized by you in connection with this Separation Agreement or the Severance Benefits.
13.Nature of Agreement

By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and not on any other promise made by the Company or TriMas Companies. This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind. This Separation Agreement contains the entire agreement between the Company, other TriMas Companies and you regarding your departure from the Company, except that all post-employment covenants contained in the Severance Policy remain in full force and effect. The Severance Benefits are in full satisfaction of any severance benefits under the Severance Policy and of any other compensation arrangements between you and the Company. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you. Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the state of Michigan, and the parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Michigan. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Separation Agreement. Nothing in this Separation Agreement shall be binding on the parties to the extent it is void or unenforceable. The provisions of this Separation Agreement are severable. If any provision of this Separation Agreement is ruled unenforceable or invalid, such ruling shall not affect the enforceability or validity of other provisions of this Separation Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, you and the Company have executed this Separation Agreement as of the dates set forth below.

DAVID M. WATHEN
/s/ David M. Wathen

Date: Aug 8, 2016

TRIMAS CORPORATION

By: /s/ Samuel Valenti III
Name: Samuel Valenti III
Title: Chairman

Date: Aug 8, 2016

Exhibit A
Severance and Other Benefits*

1.	Severance benefits under the Severance Policy, which severance benefits consist of the following (as further described in, and qualified by reference to, the Severance Policy):

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Payment of an amount equal to the product of (a) two, multiplied by (b) the sum of (i) $765,000 (representing your annual base salary (as in effect on the Separation Date)) plus (ii) $860,600 (representing your target short-term incentive award for the 2016 calendar year). This amount will be payable in equal installments in accordance with the Company’s payroll practices as in effect from time to time, commencing on the 60th day following the Separation Date and ending on the last payroll date of the Company in the last month of the 24-month period following the Separation Date, provided that the first such payment shall include all amounts that would have been paid to you in accordance with the Company’s payroll practices if such payments had begun on the Separation Date;

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Payment of (a) all accrued but unpaid base salary through the Separation Date and (b) earned but unused vacation through the Separation Date. These amounts will be payable by the next payroll date following the Separation Date;

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Payment of your short-term incentive award for the 2016 calendar year, based on actual performance results for the full year and pro-rated based on your Separation Date. This amount will be payable in accordance with the terms of the Company’s applicable short-term incentive program;

◦	Treatment of outstanding equity awards as follows, subject in all cases to the terms and provisions of the Equity Plan (as defined below):

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Your unvested equity awards that are outstanding under the 2011 Equity Plan (including any other applicable equity plans, the “Equity Plan”), other than equity awards that are subject to vesting upon the attainment of performance goals, shall vest in an amount equal to (a) the product of (i) the total number of shares subject to such award multiplied by (ii) a fraction, the numerator of which is equal to the number of whole calendar months that have elapsed from the grant date of the applicable award to the Separation Date and the denominator of which is equal to the full number of calendar months in the original vesting period of such award, less (b) the number of shares that had already become vested as of the Separation Date in respect of such award.

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Notwithstanding the foregoing, any equity awards granted under the Equity Plan that are subject to vesting upon the attainment of performance goals shall become payable in an amount equal to (a) the product of (i) the total number of shares that would be earned at the end of the performance period based on actual performance in accordance with the terms of the governing arrangements under which such performance- based awards were granted multiplied by (ii) a fraction, the numerator of which is equal to the number of whole calendar months that have elapsed from the grant date of the applicable award to the Separation Date and the denominator of which is equal to the full number of calendar months in the vesting period of such award, less (b) the number of shares that had already become vested as of the Separation Date in respect of such award, provided that such award will be settled at the time when awards are settled under the terms of the Equity Plan and applicable award agreements for individuals who remain employed through the end of the applicable performance period.

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* Except as otherwise expressly provided, all benefits are to be paid or provided in the manner and at the time specified in the applicable plan or agreement, or as required under applicable law. All benefits will remain subject to Section 8(B) of the Severance Policy.

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If you timely elect to continue group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and subject to the Company’s COBRA policies, the Company will reimburse you for the employer’s portion of premiums for continued group health coverage under COBRA until the earliest of (a) the termination of your COBRA period, (b) 24 months after the Separation Date, or (c) the date you become eligible to receive any medical benefits under any plan or program of any other employer. In the event that your COBRA period expires, the Company will pay you a monthly amount equal to the monthly contribution that the Company would have paid for your coverage under the applicable group health plan of the Company if you had continued as an employee of the Company until the earlier of (x) 24 months after the Separation Date or (y) the date on which you become eligible to receive any medical benefits under any plan or program of any other employer; and

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Executive-level outplacement services through a provider of the Company’s choice until the earlier of (a) 12 months following the Separation Date or (b) the date on which you become employed by a subsequent employer.

2.
Continued exercisability of vested stock options granted to you under the Equity Plan for 90 days following the Separation Date (but in no event later than the expiration date of the term of the stock option as set forth in the applicable award agreement).

3.
Accrued vested benefits under any other benefit plans, programs or arrangements of the Company (including any vested benefits under the Company’s qualified and nonqualified retirement plans), subject to the terms of such plans, programs or arrangements.